Exhibit 4

                              Net Perceptions, Inc.

                                Lock-Up Agreement

                                                                 October 3, 2006

Net Perceptions, Inc.
One Landmark Square, 22nd Floor
Stamford, Connecticut 06901


      Re:  Net Perceptions, Inc. - Lock-Up Agreement

Ladies and Gentlemen:

      The undersigned, Warren B. Kanders, a director of Net Perceptions, Inc., a Delaware corporation (the "Company"), in recognition of the benefit that this agreement will confer upon the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agrees that, until the third anniversary of the date hereof, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly or indirectly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively the "Undersigned's Shares").

      The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

      Notwithstanding the foregoing, the undersigned may transfer the Undersigned's Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to pay any income taxes related to the receipt of any such shares, but only the minimum amount of such shares as may be necessary to pay any such taxes, or (iv) with the prior written consent of the Board of Directors of the Company. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

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Net Perceptions, Inc.
October 3, 2006
Page 2


         The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.

                                                     Very truly yours,


                                                     /s/ Warren B.Kanders
                                                     ---------------------------
                                                     Warren B. Kanders